Exhibit 10.24

January 6, 2005

David M. Floyd, PhD

Dear Dave:

I am pleased to offer you the following opportunity with Pharmacopeia Drug Discovery, Inc.  It is my sincere hope that you will choose to join our organization, as it is our belief that you possess the ability to make significant contribution toward our future growth and innovation.  The following will confirm the terms of our offer of employment to you:

Position/Location: You will assume the position of Executive Vice President, Discovery, and Chief Scientific Officer (the “Position”), based in our Princeton, NJ headquarters and in this position will report directly to me.

Compensation: Your compensation in the Position will include an annual base salary of $275,000.00, paid semi-monthly at the rate of $11,458.33 per pay period.  This will be your base salary until our 2006 Salary Review effective March 1, 2006.  Effective February 1, 2005, or upon your actual start date, whichever is later, you will participate in our annual management incentive program and will be eligible to earn, at target, an additional 35% of your base salary based upon the achievement of corporate and individual objectives.

Employment and Benefits: As an employee of Pharmacopeia, you will participate in our comprehensive employee benefits package.  We are committed to maintaining a competitive position in the employment marketplace and in doing so make available to you the standard employee benefits package provided to employees. This will include, but is not limited to, health, disability, and life insurance; participation in our 401(k) retirement plan; vacation benefits, and participation in both our stock option and stock purchase plans.  You will also be eligible to participate in our Executive Life, LTD and Deferred Compensation plans.  Please find a complete summary of our benefits enclosed for your review.

Severance Provisions: We will provide a separate agreement that details our mutual obligations and commitments upon the termination of your employment.

Incentive Stock Option Grant: Upon joining the Company, management will recommend to the Board of Directors that you be given the opportunity to receive an option for 150,000 shares of Company common stock pursuant to the terms of the Company’s 2004 Stock Incentive Plan (the “Plan”).  Any offer of options is subject to the written approval of the Company’s Board of Directors and such standard conditions as the Board may impose.  The option will vest over a 4-year period, 25% at the end of the first year and monthly thereafter.  These options will be priced at the market close price on your first day of employment with us.  In the event of a consolidation, merger, reorganization, or sale of all, or substantially all, of the assets or capital stock of the Company or other business combination in which the Plan is not either continued or assumed, the above option will vest in full.

Vacation:  You will receive four weeks vacation per calendar year, earned on a monthly basis.

Attorney Fees:  The Company agrees to pay the reasonable legal fees you incur in the negotiation and execution of this agreement, in an amount not to exceed $2,000.

Confidentiality:  Due to the nature of your responsibilities, you will be required to execute the Company’s Invention and Non-Disclosure Agreement upon commencement of your employment with Pharmacopeia Drug Discovery, Inc.  We enclose a copy of this Agreement for your review.

Consideration and Response Times: We would appreciate a response to this offer no later than January 15, 2005.

Start Date: We will mutually agree to a start date and propose it to be February 1, 2005.

This letter supersedes any prior or contrary representations that may have been made by Pharmacopeia Drug Discovery, Inc.  The terms of this offer may be amended only in writing and signed by you and me.  This offer is subject to satisfactory documentation with respect to your identification and right to work in the United States.  Please sign and return one copy of the letter.

We look forward to your participation as a member of the Pharmacopeia team and your involvement in what we are confident represents an exciting and professionally rewarding venture.

On Behalf of Pharmacopeia Drug Discovery, Inc:

/s/ Leslie J. Browne, PhD
Leslie J. Browne, PhD
President & CEO

Signed and agreed by:

/s/ David M. Floyd, PhD
David M. Floyd, PhD